AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )
--------------------------------------------------------------------------------

                          New England Bancshares, Inc.

                                (Name of Issuer)

                         Common Stock ($0.01 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    643863202
                     ---------------------------------------
                                 (CUSIP Number)

             (Date of Event Which Requires Filing of this Statement)

                                 March 12, 2007
--------------------------------------------------------------------------------
         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         ( )      Rule 13d-1 (b)
         (X)      Rule 13d-1 (c)
         ( )      Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  643863202

1        NAME OF REPORTING PERSONS

         Investors of America, Limited Partnership

         IRS Identification Nos. of above persons

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)X

                                                                       (b)

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada



                                        5     SOLE VOTING POWER        351,100
NUMBER OF                               ----------------------------------------
SHARES BENE-                            6     SHARED VOTING POWER         0
FICIALLY                                ----------------------------------------
OWNED BY EACH                           7     SOLE DISPOSITIVE POWER   351,100
REPORTING                               ----------------------------------------
PERSON WITH:                            8     SHARED DISPOSITIVE POWER    0
                                        ----------------------------------------


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      351,100

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      6.6%

12       TYPE OF REPORTING PERSON (See Instructions)
                      PN

CUSIP NO.  643863202

1        NAME OF REPORTING PERSONS

         James F. Dierberg

         IRS Identification Nos. of above persons

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)X

                                                                       (b)

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                                        5     SOLE VOTING POWER          15,000
NUMBER OF                               ----------------------------------------
SHARES BENE-                            6     SHARED VOTING POWER          0
FICIALLY                                ----------------------------------------
OWNED BY EACH                           7     SOLE DISPOSITIVE POWER     15,000
REPORTING                               ----------------------------------------
PERSON WITH:                            8     SHARED DISPOSITIVE POWER     0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      15,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.3%

12       TYPE OF REPORTING PERSON (See Instructions)
                      IN

CUSIP NO.  643863202

1        NAME OF REPORTING PERSONS

         Dierberg Operating Foundation, Inc.

         IRS Identification Nos. of above persons

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)X

                                                                       (b)

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Missouri


                                        5     SOLE VOTING POWER          5,200
NUMBER OF                               ----------------------------------------
SHARES BENE-                            6     SHARED VOTING POWER          0
FICIALLY                                ----------------------------------------
OWNED BY EACH                           7     SOLE DISPOSITIVE POWER     5,200
REPORTING                               ----------------------------------------
PERSON WITH:                            8     SHARED DISPOSITIVE POWER     0
                                        ----------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      5,200

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.1%

12       TYPE OF REPORTING PERSON (See Instructions)
                      CO/OO - OPERATING FOUNDATION

ITEM 1 (A) NAME OF ISSUER:
                  New England Bancshares, Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  855 Enfield Street
                  Enfield, Connecticut 06082

ITEM 2 (A) NAME OF PERSON FILING:

          The names of the persons filing this statement (the "Reporting Persons") are Investors of America, Limited Partnership, James F. Dierberg and Dierberg Operating Foundation, Inc.

ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

          The address of the principal office of each of the Reporting Persons is 135 North Meramec, Clayton, MO 63105.

ITEM 2 (C) CITIZENSHIP:

          Investors of America, Limited Partnership is a Nevada partnership. James F. Dierberg is a citizen of the United States of America and Dierberg Operating Foundation, Inc. is a Missouri corporation.

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

          This statement relates to shares of common stock of the Issuer ("Shares").

ITEM 2 (E) CUSIP NUMBER:  643863202

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (a)      [ ] Broker  or  dealer  registered  under  Section 15  of the
                       Exchange Act.

          (b)      [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c)      [ ] Insurance company as defined in Section 3(a)(19) o f  the
                       Exchange Act.

          (d)      [ ] Investment  company   registered  under  Section 8 of the
                       the Investment Company Act.

          (e)      [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E).

          (f)      [ ] An employee benefit plan or endowment fund  in accordence with Rule 13d-1(b)(1)(ii)(F).

          (g)      [ ] A parent holding company or  control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h)      [ ] A savings association  as defined in  Section 3(b) of the
                       Federal Deposit Insurance Act.

          (i)      [ ] A church plan that is excluded from the  definition of an
                       investment   company  under  Section 3(c)(14)    of   the
                       Investment Company Act.

          (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4  OWNERSHIP:

(a)(b) Amount beneficially owned and Percent of class:
                  Investors of America Limited Partnership - 351,100 (6.6%) James F. Dierberg - 15,000 (0.3%)
                  Dierberg Operating Foundation, Inc. - 5,200 (0.1%)

(c) Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of his or her respective shares.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  This item is not applicable.

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  This item is not applicable.

ITEM 7        IDENTIFICATION   AND   CLASSIFICATION  OF THE  SUBSIDIARIES  WHICH
              ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  This item is not applicable.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
                  See Exhibit B.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.
                  This item is not applicable.

ITEM 10       CERTIFICATION.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 4, 2007



Investors of America, Limited Partnership


/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, President of
    First Securities America, Inc.,
    General Partner


/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, as an individual


Dierberg Operating Foundation, Inc.


/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, President

                                   EXHIBIT A

           Consent Agreement Pursuant to 17 C.F.R. 13d-1(k) (1) (ii)

         Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G ppursuant to 17 C.F.R. 13d-1(k) (1) (iii) with respect to his/her/its beneficial ownership of the shares of the Issurer



Investors of America, Limited Partnership

/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, President of
    First Securities America, Inc.,
    General Partner


/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, as an individual


Dierberg Operating Foundation,  Inc.

/s/ James F. Dierberg
---------------------------------------
    James F. Dierberg, President

                                   EXHIBIT B

Response to Item 8. The members of the group are Investors of America, Limited Partnership, Dierberg Operating Foundation, Inc. and James F. Dierberg.